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                                                                     EXHIBIT 5.1


March 1, 2002


Texas Standard Oil Company
6371 Richmond Avenue
Houston, Texas 77057

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Texas Standard Oil Company, a Texas corporation (the "Company"), in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 748,770 shares of Common Stock ("Common Stock") to be exchanged with holders of at least 2,000 units (the "Units") of the Freeport-McMoRan Oil and Gas Royalty Trust (the "Trust"). The terms of the offer to exchange are described in the Registration Statement. In connection with the Registration Statement certain legal matters in connection with the Securities are being passed upon for you by us.

         In our capacity as your counsel in the connection referred to above, we have examined (i) the Articles of Incorporation and Bylaws of the Company, each as amended to date (together, the "Charter Documents"), and (ii) the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

         We have relied upon the accuracy of facts and information set forth in all such documents and assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals from which all such copies were made and the due authorization, execution, delivery or
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Texas Standard Oil Company
March 1
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recordation of all documents where due authorization, execution, delivery or recordation are prerequisites to the effectiveness thereof.

         In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (ii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

    Based upon and subject to the foregoing, we are of the opinion that when the Units are validly exchanged by the Company for shares of Common Stock, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

     The foregoing opinions are limited to the laws of the United States of America and to the Texas Corporation Laws.
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Texas Standard Oil Company
March 1, 2002
Page 3


     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Sincerely,

/s/ HAYNES AND BOONE, LLP
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Haynes and Boone, LLP